Exhibit 10.14

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (this “Agreement”) is entered into as of the 19th day of February, 2010 (the “Effective Date”), for the purpose of amending and replacing the License Agreement dated August 2, 2006 (the “Original Agreement”), by and among: Aileron Therapeutics, Inc. (formerly Renegade Therapeutics, Inc.), a Delaware corporation, having a principal place of business at 840 Memorial Drive, 2nd Floor, Cambridge, MA 02142 (“Licensee”); President and Fellows of Harvard College, Holyoke Center, Suite 727, 1350 Massachusetts Ave., Cambridge, MA (“Harvard”); and Dana-Farber Cancer Institute, Inc., 44 Binney Street, Boston, MA (“DFCI”). Harvard and DFCI shall be referred to together as “Licensors”.

WHEREAS, Licensors and Licensee entered into the Original Agreement, pursuant to which Licensors granted Licensee a license under the Original Patent Rights (as defined below), all in accordance with the terms and conditions of the Original Agreement; and

WHEREAS, Licensee wishes to license from Licensors certain additional patent rights related to the Original Patent Rights; and

WHEREAS, Licensors desire to have products based on these additional patent rights and the Original Patent Rights developed and commercialized to benefit the public and are willing to grant licenses under the additional patent rights and Original Patent Rights; and

WHEREAS, Licensee has represented to Licensors that it will use diligent efforts (as set forth below) to develop, obtain regulatory approval for and commercialize products based on these additional patent rights, as well as products based on the Original Patent Rights; and

WHEREAS, the parties wish to add these additional patent rights to the scope of the licenses, and make several other changes to the terms of, the Original Agreement by reforming, restating and replacing the Original Agreement with this Agreement, such that the terms of this Agreement shall be deemed to apply from and after the Effective Date.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1 and elsewhere in this Agreement, whether used in the singular or the plural, shall have the meanings specified herein.

1.1. “Affiliate” shall mean, with respect to any person, organization or entity, any other person, organization or entity controlling, controlled by or under common control with, such first person, organization or entity. For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (i) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence.

1.2. “[**] Patent Rights” shall mean, in each case to the extent owned and controlled by DFCI: (a) the patent applications and patents listed in Exhibit 1.2 (including any PCT and/or U.S. utility applications claiming priority to any such provisional applications that are filed on or before the one year conversion date thereof); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of at least one of the patents or patent applications identified in (a); (c) any patents issuing on any of the patent applications identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent, which claim is entitled to the priority date of, and covers subject matter described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like and any equivalents anywhere in the world of any patents and patent applications identified in (a) through (e).

1.3. “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

1.4. “Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial.

1.5. “Combination Product” shall mean a Licensed Product which incorporates (a) one or more Covered Peptides and (b) at least one other Independent Active Ingredient.

1.6. “Covered Peptide” shall mean any peptide (including poly-peptides) the production, making, use, sale or importation of which falls within the scope of a Valid Claim.

1.7. “Development Milestones” shall mean:

(a) “General Development Milestone” which shall mean the development milestone set forth in Section A of Exhibit 1.7 hereto for the development of a Licensed Product.

(b) “[**] Development Milestones” which shall mean the development milestones set forth in the table in Section D of Exhibit 1.7 hereto for the development of a Licensed Product that is covered by a Valid Claim of the [**] Patent Rights;

(c) “[**] Development Milestone” which shall mean the development milestone set forth in Section B of Exhibit 1.7 hereto for the development of a Licensed Product that is covered by a Valid Claim of the Licensors Patent Rights;

(d) “[**] Development Milestones” which shall mean the development milestones set forth in the table in Section D of Exhibit 1.7 hereto for the development of a Licensed Product that is covered by a Valid Claim of the [**] Patent Rights;

(e) “p53 Development Milestones” which shall mean the development milestones set forth in the table in Section D of Exhibit 1.7 hereto for the development of a Licensed Product that is covered by a Valid Claim of the p53 Patent Rights; and

(f) “[**] Development Milestones” which shall mean the development milestones set forth in Section C of Exhibit 1.7 hereto for the development of a Licensed Product that is covered by a Valid Claim of the [**] Poly Peptide Patent Rights.

For clarity, for purposes of evaluating whether a particular Development Milestone has been met by a particular Licensed Product the applicable Valid Claim(s) shall be as existing in the U.S. patent application or patent (i.e., as then prosecuted or issued) as of the date the occurrence of the activity giving rise to the accomplishment of the Development Milestone.

1.8. “Development Plan” shall mean the plan for the development of Licensed Products attached hereto as Exhibit 1.8, as such plan may be amended from time to time pursuant to Sections 5.2.

1.9. “DFCI Inventions” shall mean any inventions or discoveries made or developed solely by Dr. Loren Walensky in the performance of services for Licensee with respect to stabilized peptides, including without limitation methods of making, the composition of, and new uses for, stabilized peptides.

1.10. “DFCI Patent Rights” shall mean any U.S. or foreign patents or patent applications that claim DFCI Inventions, but only with respect to those claims that claim the subject matter of such DFCI Inventions.

1.11. “FDA” shall mean the United States Food and Drug Administration.

1.12. “Field” shall mean all applications, except any use as a research tool.

1.13. “First Commercial Sale” shall mean the first sale of a Licensed Product by Licensee, an Affiliate of Licensee or a Sublicensee to an unaffiliated third party after Regulatory Approval has been achieved in the country in which such Licensed Product is sold. Sales for purposes of testing the Licensed Product and samples purposes shall not be deemed First Commercial Sale.

1.14. “Harvard Inventions” shall mean any inventions or discoveries made or developed solely by Dr. Greg Verdine in the performance of services for Licensee with respect to stabilized peptides, including without limitation methods of making, the composition of, and new uses for, stabilized peptides.

1.15. “Harvard Patent Rights” shall mean, in each case to the extent owned and controlled by Harvard; (a) the patent applications and patents listed in Exhibit 1.15 (including any PCT and/or U.S. utility applications claiming priority to any such provisional applications that are filed on or before the one year conversion date thereof); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of at least one of the patents or patent applications identified in (a); (c) any patents issuing on any of the patent applications identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent, which claim is entitled to the priority date of, and covers subject matter described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); (f) any U.S. or foreign patents or patent applications that claim Harvard Inventions, but only with respect to those claims that claim the subject matter of such Harvard Inventions; and (g) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like and any equivalents anywhere in the world of any patents and patent applications identified in (a) through (f).

1.16. “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption or similar application or submission for approval to conduct human clinical investigations filed with a Regulatory Agency in any country.

1.17. “Independent Active Ingredient” shall mean any compound or substance other than a Covered Peptide which (a) is contained in a product and (b) when administered to a patient independently of any other active ingredient has a therapeutic clinical effect.

1.18. “Initiation” or “Initiate” shall mean, with respect to a Clinical Trial, the administration of the first dose to a patient in such Clinical Trial.

1.19. “Joint Inventions” shall mean all inventions and discoveries made jointly by (a) one or more employees (or others on behalf) of Licensee, and (b) Dr. Greg Verdine and/or Dr. Loren Walensky in the performance of services for Licensee, with respect to stabilized peptides, including without limitation methods of making, the composition of, and new uses for, stabilized peptides.

1.20. “Joint Patent Rights” shall mean any patent or patent application that claims Joint Inventions.

1.21. “Licensed Patent Rights” shall mean, individually and collectively, the Original Patent Rights, the [**] Patent Rights, the [**] Patent Rights, the p53 Patent Rights and the [**] Poly Peptide Patent Rights.

1.22. “Licensed Product” shall mean any [**] Product or [**] Product.

1.23. “Licensors Inventions” shall mean all inventions and discoveries (excluding any Joint Inventions) made jointly by Dr. Verdine and Dr. Loren Walensky in the performance of services for Licensee with respect to stabilized peptides, including without limitation methods of making, the composition of, and new uses for, stabilized Peptides.

1.24. “Licensors Patent Rights” shall mean, in each case to the extent owned and controlled by Licensors, as applicable: (a) the patent applications and patents listed in Exhibit 1.24 (including any PCT and/or U.S. utility applications claiming priority to any such provisional applications that are filed on or before the one year conversion date thereof); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of at least one of the patents or patent applications identified in (a); (c) any patents issuing on any of the patent applications identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent, which claim is entitled to the priority date of, and covers subject matter described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); (f) any U.S. or foreign patents or patent applications that claim Licensors Inventions, but only with respect to those claims that claim the subject matter of such Licensors Inventions; and (g) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like and any equivalents anywhere in the world of any patents and patent applications identified in (a) through (f).

1.25. “Net Sales” shall mean the gross amount billed or invoiced or received (whichever occurs first) by or on behalf of Licensee, its Affiliates and Sublicensees (in each case, the “Invoicing Entity”) on sales, leases or other transfers of Licensed Products (whether made before or after the First Commercial Sale of the Product), less the following to the extent applicable to Licensed Products sold, leased or transferred: (a) customary trade, quantity, or cash discounts to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return and uncollectible portions of billed or invoiced amounts; (c) refunds, chargebacks and allowances actually given that effectively reduce the net selling price; (d) rebates paid or credited to any governmental agency (or branch thereof) or to any third party payor, administrator or contractee; (e) discounts mandated by wholesalers, or granted to meet the requirements of, applicable state, provincial or federal law, including required retroactive price reductions; and (f) any sales, value added or similar taxes, custom duties or other similar governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of Licensee or such Invoicing Entity; provided that:

(i) In any transfers of Licensed Products between an Invoicing Entity and an Affiliate of such Invoicing Entity not for the purpose of resale by such Affiliate (i.e., where such Affiliate is the end user of such Licensed Products for commercial purposes), Net Sales shall be equal to the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business; and

(ii) In the event that an Invoicing Entity receives non-monetary consideration for any Licensed Products or in the case of transactions not at arm’s length with a non-Affiliate of Invoicing Entity, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

Sales of Licensed Products by an Invoicing Entity to an Affiliate of such Invoicing Entity, for resale by such Affiliate, shall not be deemed Net Sales and Net Sales shall be determined based on the total amount invoiced or billed by such Affiliate on resale to an independent third party purchaser.

With respect to sales of Combination Products, Net Sales shall be calculated as follows:

(A) If the Covered Peptide(s) and all other Independent Active Ingredient(s) included in such Combination Product are available separately (i.e. without any other active ingredients) in the country of sale, then Net Sales for purposes of royalty payments will be calculated by multiplying the Net Sales of the Combination Product by the fraction [**] where [**] is the gross invoice price of the Covered Peptide(s) in the Combination Product during the royalty period in question, and [**] is the gross invoice price for all other Independent Active Ingredient(s) in the Combination Product during the royalty period in question.

(B) Otherwise, the parties shall negotiate, in good faith, other means of calculating Net Sales with respect to such Combination Product.

1.26. “[**] Patent Rights” shall mean, in each case to the extent owned and controlled by Licensors: (a) the patent applications and patents listed in Exhibit 1.26 (including any PCX and/or U.S. utility applications claiming priority to any such provisional applications that are filed on or before the one year conversion date thereof); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of at least one of the patents or patent applications identified in (a); (c) any patents issuing on any of the patent applications identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent, which claim is entitled to the priority date of, and covers subject matter described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like and any equivalents anywhere in the world of any patents and patent applications identified in (a) through (e).

1.27. “Original Patent Rights” shall mean the Harvard Patent Rights, the Licensors Patent Rights, the DFCI Patent Rights and the Joint Patent Rights.

1.28. “p53 Patent Rights” shall mean, in each case to the extent owned and controlled by Licensors; (a) the patent applications and patents listed in Exhibit 1.28 (including any PCT and/or U.S. utility applications claiming priority to any such provisional applications that are filed on or before the one year conversion date thereof); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of at least one of the patents or patent applications identified in (a); (c) any patents issuing on any of the patent applications identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent, which claim is entitled to the priority date of, and covers subject matter described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like and any equivalents anywhere in the world of any patents and patent applications identified in (a) through (e).

1.29. “Phase I Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.30. “Phase II Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.31. “Phase III Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.32. “Regulatory Agency” shall mean the FDA or equivalent agency or government body of another country.

1.33. “Regulatory Approval” shall mean approval by the relevant Regulatory Agency permitting commercial sale of a Licensed Product in a particular country.

1.34. “[**] Poly Peptide Patent Rights” shall mean, in each case to the extent owned and controlled by Harvard: (a) the patent applications and patents listed in Exhibit 1.34 (including any PCT and/or U.S. utility applications claiming priority to any such provisional applications that are filed on or before the one year conversion date thereof); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of at least one of the patents or patent applications identified in (a); (c) any patents issuing on any of the patent applications identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent, which claim is entitled to the priority date of, and covers subject matter described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like and any equivalents anywhere in the world of any patents and patent applications identified in (a) through (e).

1.35. “Sub-contractor” shall mean an independent third party whom Licensee or a Sublicensee contracts to perform, on behalf of Licensee or Sublicensee, as applicable, one or more of Licensee’s obligations or rights under this Agreement, or in the case of a Sublicense, one or more of Sublicensee’s obligations or rights under the Sublicense agreement; provided that the term “Sub-contractor” shall not include any person or entity that pays Licensee, Sublicensee or any of their Affiliates any consideration (in any form) with respect to such services (including without limitation any co-marketing or co-distribution partners).

1.36. “Sublicense” shall mean any right granted, license given or agreement entered into, by Licensee to or with any other person or entity, under or with respect to or permitting any use of any of the Licensed Patent Rights or otherwise permitting the development, manufacture, marketing, distribution and/or sale of Licensed Products (regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense). For clarity, “Sublicense” does not include a grant by Licensee as part of a sale of a Licensed Product to an independent third party of the implied license (a) to use such Licensed Product or (b) to resell such Licensed Product, provided that the only consideration (whether monetary or non-monetary)

received by Licensee, or any Affiliate of Licensee, in connection with such grant is the fair market value of the Licensed Product sold. Notwithstanding anything expressed or implied in this Agreement to the contrary, the following shall not be considered a Sublicense: any agreement in which Licensee grants its Affiliate the right to perform or exercise some or all of Licensee’s rights and/or obligations under Sections 4.1, 4.2 or 4.3, as contemplated in Section 4.1.5, as long as such Affiliate does not pay Licensee any consideration (in any form) actually for such grant.

1.37. “Sublicense Receipts” shall mean any payments or other consideration that Licensee or any of its Affiliates receives in connection with a Sublicense (including any fees or consideration for the grant of an option to obtain a Sublicense), including without limitation license fees, milestone payments and license maintenance fees, but specifically excluding: (a) any royalties attributable to sales of Licensed Products (provided that such sales form the basis of royalties paid to Harvard under Section 6.5), (b) any profit share amounts attributable to sales of Licensed Products (provided that such sales form the basis of royalties paid to Harvard under Section 6.5), (c) payments specifically committed to cover costs to be actually incurred by Licensee (including equipment purchases and full-time equivalent personnel actually provided by Licensee) in the research and development of Licensed Products which are the subject matter of the Sublicense, (d) reimbursement of milestone payments paid by Licensee for milestones in Section 6.4 hereunder or amounts incurred with respect to the filing, prosecution or maintenance of any Licensed Patent Rights, (e) loans or other debt obligations (any amounts of which are forgiven shall be deemed Sublicense Receipts), (f) amounts received from any third party for the purchase of equity at fair market value (any amounts paid in excess of fair market value shall be deemed Sublicense Receipts), (g) securities of an Affiliate received from an Affiliate that are not provided in exchange for the grant of a Sublicense, (h) amounts received for the fair market value of Licensed Products supplied by or on behalf of Licensee or its Affiliates and sold by the recipient Sublicensee to third parties, and (i) amounts received in consideration of the sale of substantially all of the business or assets of Licensee or any of its Affiliates to which this Agreement pertains.

In the event that Licensee or an Affiliate of Licensee receives non-monetary consideration in connection with a Sublicense, or the grant of an option to obtain a Sublicense (excluding the attributed value of any cross-license granted to a third party in good faith, after arm’s length negotiations, to settle any actual or prospective claim of infringement by a Licensed Product of such third party intellectual property rights, but not excluding any consideration actually received from such third party on account of such cross-license), or in the case of transactions not at arm’s length, Sublicense Receipts shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

1.38. “Sublicensee” shall mean any person or entity granted a Sublicense.

1.39. “Third Party License” shall mean a license obtained by Licensee or its Affiliates from an unaffiliated third party to one or more patents that have not been held invalid or unenforceable issued in the United States or any other jurisdiction, the claims of which cover the use, manufacture, sale or importation of a Covered Peptide in the country in which it is manufactured or sold, or of one or more other functional components of a Licensed Product that is essential for the efficacy of such Licensed Product.

1.40. “Third Party Proposed Product” shall mean an actual or potential Licensed Product that (a) is aimed at an indication for which no Licensed Product is being (or within a [**] year period is planned to be, as demonstrated by Licensee’s then current development and commercialization plans) developed, manufactured, used, marketed or sold by Licensee or any Affiliate of Licensee or Sublicensee under a Sublicense, (b) does not present any material risk of competing through off-label use with any Licensed Product that is being (or within a [**] year period is planned to be, as demonstrated by Licensee’s then current development and commercialization plans) developed, manufactured, used, marketed or sold by Licensee or any Affiliate of Licensee or Sublicensee, and (c) does not contain substantially the same Covered Peptide as that contained in any Licensed Product being developed, manufactured, used, marketed or sold by Licensee or any Affiliate or Sublicensee under a Sublicense.

1.41. “[**] Product” shall mean any product for use in the Field [**].

1.42. “[**] Product” shall mean any product for use in the Field [**].

1.43. “Valid Claim” shall mean (a) a pending claim of a patent application within the Licensed Patent Rights, which (i) has been asserted in good faith, (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling, and (iii) does not remain pending more than [**] years from the date of issuance of the first substantive patent office action considering the patentability of such claim by the relevant patent office in such country or territory; (b) a claim of an issued or granted and unexpired patent within the Licensed Patent Rights, which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise, which has not been abandoned, and which has not been lost through an interference proceeding. Notwithstanding the foregoing, the limitation of subsection (iii) above shall not apply to any patent application within the Joint Patent Rights that is being prosecuted by Licensee.

2.	Title.

2.1. Subject to the licenses granted to Licensee pursuant to Section 4 below, all rights, title and interest in and to the Harvard Patent Rights, the [**] Poly Peptide Patent Rights and the Harvard Inventions are and shall be owned solely and exclusively by Harvard.

2.2. Subject to the licenses granted to Licensee pursuant to Section 4 below, all rights, title and interest in and to the Licensors Patent Rights, [**] Patent Rights, p53 Patent Rights and Licensors Inventions are and shall be owned jointly and exclusively by Licensors.

2.3. Subject to the licenses granted to Licensee pursuant to Section 4 below, all rights, title and interest in Joint Inventions and Joint Patent Rights shall be owned jointly by (i) Harvard and/or DFCI, as applicable and (ii) Licensee.

2.4. Subject to the licenses granted to Licensee pursuant to Section 4 below, all rights, title and interest in and to the [**] Patent Rights, the DFCI Patent Rights and DFCI Inventions shall be owned solely and exclusively by DFCI.

2.5. All determinations of inventorship under this Agreement shall be made in accordance with United States patent law. In case of dispute between Harvard (and/or DFCI) and Licensee over inventorship, a mutually acceptable outside patent counsel shall make the determination of the inventor(s) by applying the standards contained in United States patent law.

2.6. Harvard or DFCI, as applicable, shall disclose to Licensee in writing the development, making, conception or reduction to practice of any invention within the Harvard Inventions, DFCI Inventions or Joint Inventions of which it becomes aware, promptly after its receipt of an invention disclosure form from Dr. Greg Verdine or Dr. Loren Walensky, as applicable, in each case that is not disclosed to Harvard or DFCI by Licensee pursuant to Section 2.7.

2.7. Licensee shall disclose to Harvard’s Office of Technology Development (or its successor) and DFCI’s Office of Research and Technology Ventures in writing the development, making, conception or reduction to practice of any invention within the Harvard Inventions, DFCI Inventions or Joint Inventions of which it becomes aware, promptly after it becomes aware of such invention, in each case that is not disclosed to Licensee by Harvard and/or DFCI pursuant to Section 2.6.

3.	Patent Filing, Prosecution and Maintenance.

3.1. Responsibility.

3.1.1. Harvard. Subject to Article 8, Harvard shall be responsible for the preparation, filing, prosecution, protection and maintenance of all Harvard Patent Rights and [**] Poly Peptide Patent Rights (collectively, the “Harvard Prosecuted Patent Rights”), using patent counsel reasonably acceptable to Licensee and will instruct such patent counsel to furnish Licensee with copies of all correspondence relating to the Harvard Prosecuted Patent Rights from the United States Patent and Trademark Office and any other patent office as well as copies of all proposed responses to such correspondence in time for Licensee to review and comment on such response. Harvard shall prepare, file, prosecute, protect and maintain the Harvard Prosecuted Patent Rights in good faith. Subject in each case to Licensee’s prior agreement to cover the relevant costs in accordance with Section 3.2, Harvard shall file national phase applications in all countries requested by Licensee. Harvard shall consult with Licensee as to the preparation, filing, prosecution, protection and maintenance of the Harvard Prosecuted Patent Rights reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any other patent office, and shall take into reasonable consideration all comments reasonably requested by Licensee, and (subject in each case to Licensee’s prior agreement to cover the relevant costs in accordance with Section 3.2) add claims reasonably requested by Licensee, and shall furnish Licensee with copies of all relevant documents reasonably in advance of such consultation. Without limiting the generality of the foregoing, Harvard agrees: (a) to give Licensee an opportunity to review the text of each patent application within the Harvard Prosecuted Patent Rights before filing; (b) consult with Licensee with respect thereto; (c) supply Licensee with a copy of any application within the Harvard Prosecuted Patent Rights as filed, together with notice of its filing date and serial number; (d) keep Licensee advised of the status of the actual and prospective patent filings within the Harvard Prosecuted Patent Rights; and (e) provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings.

3.1.2. Licensee. Subject to the terms and conditions of this Article 3 and Article 8, Licensee shall have the first right to prepare, file, protect, prosecute and maintain all Joint Patent Rights, [**] Patent Rights, [**] Patent Rights, P53 Patent Rights, Licensors Patent Rights and DFCI Patent Rights (collectively, the “Licensee Prosecuted Patent Rights”) at Licensee’s expense, but Licensee may elect not to do so as set forth in Section 3.3. As of the Effective Date, Harvard and DFCI shall transfer the responsibility for preparing, filing, protecting, prosecuting and maintaining the Licensors Patent Rights, [**] Patent Rights, [**] Patent Rights and P53 Patent

Rights to Licensee. Licensee shall prepare, file, prosecute, protect and maintain the Licensee Prosecuted Patent Rights in good faith. Licensee shall, with respect to the preparation, filing, protection, prosecution and maintenance of the Licensee Prosecuted Patent Rights: (a) use independent patent counsel reasonably acceptable to the other parties (i.e., Harvard and/or DFCI) hereto who have an ownership interest in the applicable patent rights (each, an “Interested Party”) and instruct such patent counsel to furnish the Interested Party(ies) with copies of all correspondence relating to the Licensee Prosecuted Patent Rights from the United States Patent and Trademark Office and any other patent office as well as copies of all proposed responses to such correspondence in time for the Interested Party(ies) to review and comment on such response; (b) give the Interested Party(ies) an opportunity to review the text of each patent application before filing; (c) consult with the Interested Party(ies) with respect thereto; (d) supply the Interested Party(ies) with a copy of any application within the Licensee Prosecuted Patent Rights as filed, together with notice of its filing date and serial number; (e) keep the Interested Party(ies) advised of the status of the actual and prospective patent filings within the Licensee Prosecuted Patent Rights; and (f) provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings. Licensee shall give the Interested Party(ies) the opportunity to provide comments on and make requests of the filing party concerning the prosecution, filing and maintenance of the Licensee Prosecuted Patent Rights, and shall take into reasonable consideration such comments and requests. Licensee acknowledges that Harvard will retain its own patent counsel to review Licensee’s preparation, filing, protection, prosecution and maintenance of Licensee Prosecuted Patent Rights in which Harvard has an ownership interest.

3.2. Expenses. Subject to Section 3.3 below, Licensee shall reimburse Harvard for all documented patent-related expenses incurred by Harvard pursuant to Section 3.1.1 within [**] days after Harvard invoices Licensee. Also, within [**] days following the receipt of each invoice from Harvard, Licensee shall reimburse Harvard for amounts paid by Harvard to its patent counsel with respect to review of Licensee’s preparation, filing, protection, prosecution and maintenance of Licensee Prosecuted Patent Rights in which Harvard has an ownership interest. In addition, within [**] days following the receipt of an invoice from Harvard and/or DFCI, Licensee shall reimburse Harvard and DFCI, as appropriate, for expenses incurred by Licensors prior to the Effective Date, and in connection with the transfer of responsibility to Licensee as described in Section 3.1.2, with respect to the preparation, filing, prosecution and/or maintenance of the Licensors Patent Rights, [**] Poly Peptide Patent Rights, [**] Patent Rights, [**] Patent Rights and p53 Patent Rights.

3.3. Abandonment. Should Licensee decide that it does not wish to pay for the filing or prosecution of a patent application, or the maintenance of a patent, on any invention or claim included in the Licensed Patent Rights, in any country (an “Abandoned Country”), Licensee shall provide Harvard and/or DFCI, as applicable based on ownership, with written notice of such election at least [**] days prior to the effective date of such abandonment (and in no event less than [**] days prior to the date on which any pending action needs to be taken to preserve the relevant Licensed Patent Rights). Upon the effective date of such abandonment, Licensee shall be released from its obligation to pay for the prosecution of, or to reimburse Harvard for the expenses incurred by Harvard thereafter in conjunction with, such Licensed Patent Rights in such Abandoned Country; provided that expenses for work or filing fees authorized prior to the receipt by Harvard and/or DFCI of such notice shall be deemed incurred prior to the notice.

3.3.1. Effect of Abandonment of Harvard Patent Rights, [**] Poly Peptide Patent Rights, [**] Patent Rights, [**] Patent Rights, P53 Patent Rights, Licensors Patent Rights and/or DFCI Patent Rights. In the event of Licensee’s abandonment of any Harvard Patent Rights, [**] Poly Peptide Patent Rights, [**] Patent Rights, [**] Patent Rights, P53 Patent Rights, Licensors Patent Rights and/or DFCI Patent Rights, any license granted by Harvard and/or DFCI to Licensee hereunder with respect to such Licensed Patent Rights will terminate in the relevant Abandoned Country, and Licensee will have no rights whatsoever to exploit such abandoned Licensed Patent Rights in such Abandoned Country. Harvard and/or DFCI shall then be free, without further notice or obligation to Licensee, to grant rights in and to such abandoned Licensed Patent Rights in such Abandoned Country to third parties.

3.3.2. Effect of Abandonment of Joint Patent Rights. In the event of Licensee’s abandonment of any Joint Patent Rights, Harvard (and/or DFCI, if DFCI is the joint owner of such Patent Rights with Licensee) may assume responsibility for paying for the preparation, filing, prosecution, protection and/or maintenance of such Joint Patent Rights in such Abandoned Country, in its sole discretion. In such event, such paying Licensor(s) may choose, at its sole discretion, to terminate any license granted by such Licensor to Licensee hereunder with respect to such Joint Patent Rights in such Abandoned Country. If such Licensor exercises its right to terminate: (a) the license granted hereunder with respect to such Joint Patent Rights in such Abandoned Country shall terminate and (b) such Licensor(s) thereafter shall be free, without further notice or obligation to Licensee, and Licensee hereby grants such Licensor(s) an exclusive license (subject to the provisions of this Section 3.3.2) under its interest in such Joint Patent Rights in such Abandoned Country, to grant rights in and to such Joint Patent Rights in such Abandoned Country to third parties; provided, however, that such third party licenses shall be subject to Licensee retaining the right, without further notice or obligation to Harvard, to practice and otherwise exploit its interest in such Joint Patent Rights in such Abandoned Country in connection with any development or commercialization of a Licensed Product by or on behalf of Licensee or its Affiliates, and to grant rights to third parties in and to its interest in such Joint Patent Rights in such Abandoned Country in connection with a license of a Licensed Product developed by or on behalf of Licensee, its Affiliates or any Sublicensee. The claims of any Joint Patent Rights to which Licensee’s license is terminated in an Abandoned Country pursuant to this Section 3.3.2 shall cease to constitute Valid Claims for purposes of this Agreement.

3.4. No Warranty. Nothing contained herein shall be deemed to be a warranty by Licensors that they can or will be able to obtain patents on patent applications included in the Licensed Patent Rights, or that any of the Licensed Patent Rights will afford adequate or commercially worthwhile protection.

3.5. Small Entity Designation. If Licensee, any Sublicensee and/or any holder of an option to obtain a Sublicense does not qualify, or at any point during the term of this Agreement ceases to qualify, as a “small entity” as provided by the United States Patent and Trademark Office (USPTO), Licensee immediately shall so notify the USPTO (with respect to Licensed Patent Rights for which Licensee has prosecution responsibility under the terms of this Agreement), as well as Licensors in order to enable Licensors to comply with USPTO regulations regarding payment of fees with respect to Licensed Patent Rights.

4.	License Grant.

4.1. Licenses.

4.1.1. Harvard Grants. Subject to the terms and conditions set forth in this Agreement, Harvard hereby grants to Licensee an exclusive (except as set forth in Sections 4.1.4 and 5.5.3 below), worldwide, royalty-bearing license under the Harvard Patent Rights and [**] Poly Peptide Patent Rights solely (a) to develop, make, have made, market, offer for sale, sell and import Licensed Products for use solely in the Field and (b) to use Licensed Products in the development and manufacture of the Licensed Products described in clause (a).

4.1.2. Licensors Grant. Subject to the terms and conditions set forth in this Agreement, each of the Licensors hereby grants to Licensee an exclusive (except as set forth in Section 4.1.4 below), worldwide, royalty-bearing license under its interest in and to the Licensors Patent Rights, the [**] Patent Rights, the p53 Patent Rights and the Joint Patent Rights, solely (a) to develop, make, have made, market, offer for sale, sell and import Licensed Products for use solely in the Field and (b) to use Licensed Products in the development and manufacture of the Licensed Products described in clause (a).

4.1.3. DFCI Patent Rights. Subject to the terms and conditions set forth in this Agreement, DFCI hereby grants to Licensee an exclusive (except as set forth in Section 4.1.4 below), worldwide, royalty-bearing license under the DFCI Patent Rights and [**] Patent Rights solely to develop, make, have made, use, market, offer for sale, sell and import Licensed Products in the Field.

4.1.4. Limitations. The licenses granted under Sections 4.1.1, 4.1.2 and 4.1.3 shall be subject to the following limitations:

4.1.4.1. Reserved Rights. Licensors retain the right under their interests in the Licensed Patent Rights to make and use Licensed Products, and to license other not-for-profit research organizations to make and use Licensed Products, all of the foregoing solely for internal research, teaching and other educational purposes and not for the purpose of any commercial manufacture, distribution or provision of services for a fee;

4.1.4.2. Government Rights. The U.S. federal government retains rights in the Licensed Patent Rights pursuant to 35 USC §§200-212, 37 CFR §401 et seq. and applicable governmental implementing regulations, and any right granted in this Agreement greater than that permitted under 35 USC §§200-212 or 37 CFR §401 et seq. shall be subject to modification as may be required to conform to the provisions of those statutes; and

4.1.4.3. HHMI Rights. Licensee acknowledges that it has been informed that the [**] Patent Rights listed in Exhibit 1.2, Licensor Patent Rights listed in Exhibit 1.24, and the p53 Patent Rights listed in Exhibit 1.28 were developed, at least in part, by employees of HHMI and that HHMI has a paid-up, non-exclusive, irrevocable license to use the [**] Patent Rights, the Licensor Patent Rights (other than those described in Section 1.24 (f)) and the p53 Patent Rights for HHMI’s research purposes, but with no right to assign or sublicense (the “HHMI License”). This license is explicitly made subject to the HHMI License.

4.1.4.4. Third Party Proposed Products.

(a) If, at any time after August 2, 2011, a third party makes a bona fide proposal to either Licensor for developing a Third Party Proposed Product and Harvard is interested in having such Third Party Proposed Product developed and commercialized, Harvard shall notify Licensee of such Third Party Proposed Product, and shall provide Licensee with information regarding the third party proposal. Within [**] days of the receipt of such notification from Harvard, Licensee shall notify Harvard whether it is interested in developing such Third Party Proposed Product.

(b) If Licensee notifies Harvard within such [**] day period that it is interested in developing such Third Party Proposed Product, the parties will agree upon [**] with respect to such Third Party Proposed Product, which [**], subject to necessary adjustments, and will include reasonable [**]. In such case, Licensee shall be obligated (i) to use commercially reasonable efforts to develop and commercialize the Third Party Proposed Product in accordance with such new [**] and (ii) to [**] with respect to the Third Party Proposed Product.

(c) If Licensee notifies Harvard that it is not interested in developing such Third Party Proposed Product but that it wishes to grant a Sublicense with respect to such Third Party Proposed Product, Licensee shall negotiate (consistent with the considerations set forth in the following sentence) in good faith a sublicense with such third party or another party. Bona fide business concerns of Licensee as well as the goal of ensuring that Licensed Products are developed and commercialized to benefit the public will be considered by Licensee in its determination of [**]. Licensee shall have no obligation to license or sublicense any other intellectual property (i.e. [**]) to a prospective sublicensee. If Licensee has not entered into a [**] within a reasonable time after its notice to Harvard, at Harvard’s request, it shall notify Harvard (in person or by telephone) the [**] shall be deemed Confidential Information of Licensee in accordance with Section 12.6.

(d) If Licensee does not notify Harvard within the [**] day period described in (a) above or notifies Harvard that it has no future plans to (A) develop such Third Party Proposed Product or to (B) enter into sublicense negotiations with such third party or another party for such product, Harvard shall be entitled to grant the requested license solely with respect to the Third Party Proposed Product to such third party and otherwise consistent with the rights granted to Licensee herein. From all amounts received by Harvard under [**], (i) Harvard shall first deduct [**] and (ii) all remaining amounts shall be distributed as follows: [**]. Harvard shall notify Licensee when it commences negotiations with such third party, and shall provide a copy of any such license to Licensee, the terms of which shall be deemed Confidential Information of Harvard in accordance with Section 12.6.

4.1.5. Affiliates and Sub-contractors. The licenses granted to Licensee under Sections 4.1.1, 4.1.2 and 4.1.3 shall include the right to have some or all of Licensee’s rights or obligations under such licenses performed or exercised by one or more of its Affiliates and/or through Sub-contractors; provided that: (a) no such Affiliate or Sub-contractor shall be entitled to grant, directly or indirectly, to any person or entity any Sublicense; and (b) any acts taken by any such Affiliate or Sub-contractor (or assignee thereof as described in the next sentence) in accordance with the rights granted under this Section 4.1.5 shall be deemed an act taken by Licensee under this Agreement. For clarity, the assignment of such rights by an Affiliate or Subcontractor in connection with the sale of its business or assets to which such rights pertain or otherwise to a successor-in-interest as a result of a merger or reorganization or otherwise shall not be deemed to be a Sublicense prohibited by this Section 4.1.5.

4.2. Sublicense.

4.2.1. Sublicense Grant. Licensee shall be entitled to grant Sublicenses to third parties under the licenses granted pursuant to Section 4.1 on terms and conditions in compliance with and not inconsistent with the terms of this Agreement.

4.2.2. Sublicense Agreements. Sublicenses shall only be granted pursuant to written agreements, which shall be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements shall contain, among other things, provisions to the following effect;

4.2.2.1. All provisions necessary to ensure Licensee’s ability to perform its obligations under this Agreement, including without limitation its obligations under Sections 7.1, 7.3 and 12.1;

4.2.2.2. A clause substantially the same as the provisions of Section 10 (Indemnification) that shall also state that Harvard, DFCI and HHMI are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification and insurance provisions.

4.2.2.3. Upon any termination of this Agreement, all Sublicenses shall terminate. However, in recognition of the substantial investment made by Sublicensees in commercializing the Licensed Patent Rights, and to avoid future negotiation over the terms of a Sublicensee’s continued exercise of the Licensed Patent Rights in the field and scope enjoyed pursuant to its Sublicense Agreement, Licensors will, at the request of a Sublicensee after such termination, grant a direct license under the Licensed Patent Rights to such Sublicensee (effective as of the date of the termination of this Agreement) for the Licensed Products and the field specified in its Sublicense Agreement and under the same terms and conditions (except as set forth in (c) and (d) below) as those granted to Licensee under this Agreement, provided that:

(a) such Sublicensee is not in material default under the Sublicense Agreement at the time of termination of this Agreement;

(b) such Sublicensee assumes all unsatisfied past, current, and future obligations of Licensee under this Agreement, including under Section 3.2 and 6, with respect to the Licensed Products and field covered by its Sublicense;

(c) such Sublicensee agrees: (i) with respect to Original Patent Rights covered by such Sublicense, to use commercially reasonable efforts, and/or cause its Affiliates to use commercially reasonable efforts (x) to develop Licensed Products, the making, using or selling of which is covered by a Valid Claim of the Original Patent Rights, (y) to introduce such Licensed Products into the commercial market and (z) to market such Licensed Products following such introduction into the market (including undertaking in such direct license to meet all applicable diligence milestones as set forth in the Sublicense agreement), in which event Sublicensee shall not be obligated to meet the original General Development Milestone within the time period set forth in this Agreement; and (ii) with respect to all of the other Licensed Patent Rights covered by such Sublicense, to meet the relevant Development Milestones (e.g. [**] Development Milestone, [**] Development Milestone, [**] Development Milestone, p53 Development Milestone and/or [**] Poly Peptide Milestone) within the time periods set forth in this Agreement, in which event such Sublicensee shall be obligated to meet such Development Milestones with such time periods; and

(d) (i) the terms contained in such direct license agreement do not impose any representation, warranties, obligations or liabilities on Licensors or the Sublicensee which are not included in this Agreement and includes limitations of liability provisions identical to those set forth in Sections 9.2 and 9.3, (ii) Sublicensee assumes all of Licensee’s obligations under Sections 5.3, 7.1.1, 7.3, 9.1, 10, 12.1, 12.4 and 12.7 with respect to the Licensed Products or field covered by its Sublicense, (iii) the royalty rates and milestone payments contained in such new agreement shall be equivalent to the royalty rates and milestone payments specified in Sections 6.4 and 6.5 of this Agreement), (iv) Licensors shall not be entitled to any stock or equity payment or issuance from the Sublicensee on account of such direct license, (v) the obligations to reimburse of patent prosecution expenses and pay license maintenance fees contained in the direct license agreement shall not be less favorable to Licensors than those set forth in Sections 3 and 6.3 of this Agreement, respectively; provided, however, that such prosecution expenses and license maintenance fees shall be prorated among all former Sublicensees to whom Licensors grant a direct license under this Section 4.2.2.3 and whose such direct licenses are in effect on the date payments are due.

4.2.2.4. The Sublicensee shall not be entitled to sublicense its rights under such Sublicense agreement. However, Sublicensee shall be entitled to have some or all of its rights or obligations under such Sublicense performed or exercised by one or more of its Affiliates and/or through Sub-contractors; provided that any acts taken by any such Affiliate or Sub-contractor (or assignee thereof as described in the next sentence) in accordance with the rights granted under this Section 4.2.2.4 shall be deemed an act taken by Sublicensee under the Sublicense agreement. For clarity, the assignment of a Sublicense agreement by a Sublicensee in connection with the sale of its business or assets to which the Sublicense agreement pertains or otherwise to a successor-in-interest as a result of a merger or reorganization or otherwise shall not be deemed to be a Sublicense prohibited by this Section 4.2.2.4.

4.2.2.5. The Sublicense agreement may not be assigned by Sublicensee without the prior written consent of Harvard, except that Sublicensee may assign the Sublicense agreement without the consent of Harvard (i) to an Affiliate of such Sublicenses or (ii) to a successor-in-interest in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business or assets to which the Sublicense agreement relates; provided that any such assignee agrees in writing in a manner reasonably satisfactory to Harvard to be bound by the terms of such Sublicense agreement.

4.2.3. Delivery of Sublicense Agreement. Licensee shall furnish Licensors with a fully executed copy of any such Sublicense agreement promptly after its execution. Licensors shall keep any such copies of Sublicense agreements in its confidential files and shall use them solely for the purpose of monitoring Licensee’s and Sublicensees’ compliance with their obligations hereunder and enforcing Licensors’ rights under this Agreement. Any such Sublicense agreement shall be deemed Confidential Information of Licensee in accordance with Section 12.6.

4.2.4. Breach by Sublicensee. Any act or omission by a Sublicensee, which would have constituted a breach of this Agreement had it been an act or omission by Licensee,

shall constitute a breach of this Agreement. Licensee shall indemnify Licensors and HHMI for, and hold them harmless from, any and all damages or losses caused to Licensors and HHMI as a result of any such breach by a Sublicensee. For clarity, Licensee shall have the right to cure any such breach in the same manner as it has the right to cure its own breaches.

4.3. No Other Grant of Rights. Nothing in this Agreement shall be construed to confer any rights upon Licensee by implication, estoppel, or otherwise as to any technology or patent rights of Licensors or any other entity other than the rights granted herein with respect to Licensed Patent Rights, regardless of whether such technology or patent rights shall be dominant, subordinate or otherwise related to any Licensed Patent Rights.

5.	Development and Commercialization.

5.1. Diligence. Licensee shall use commercially reasonable efforts, and/or shall cause its Affiliates or Sublicensees to use commercially reasonable efforts: (i) to develop Licensed Products in accordance with the Development Plan, (ii) to introduce Licensed Products into the commercial market and (iii) to market Licensed Products following such introduction into the market. In addition, Licensee, by itself or through Affiliates or Sublicensees, shall meet each of the Development Milestones within the time periods set forth therein. Without limiting Licensors’ rights under any other provision of this Agreement, Licensors’ sole and exclusive remedy and Licensee’s sole and exclusive liability for any breach of the obligations set forth in this Section 5.1 shall be the termination rights set forth in Section 5.5. For clarity, it is contemplated that Licensee, its Affiliate or Sublicensee can achieve the General Development Milestone simultaneously upon achieving a milestone described in any of Sections 1.7 (b)-(f) with the same Licensed Product. For further clarity, if a Licensed Product is covered by a Valid Claim of two or more categories of Licensed Patent Rights, it is possible that it can meet the Development Milestone in each such category if applicable. For example, if a Licensed Product is covered by Valid Claims within both the [**] Patent Rights and the [**] Poly Peptide Patent Rights, and Licensee files an IND for such Licensed Product within the time periods required for the IND [**] Development Milestone and the IND [**] Development Milestone, then both such Development Milestones will be deemed to have been met by such IND filing.

5.2. Development Plan. Licensee shall be entitled, from time to time, to make such adjustments to the then applicable Development Plan including the timelines therein as Licensee believes, in its good faith judgment, are needed in order to improve Licensee’s ability to meet the Development Milestones.

5.3. Reporting. Within [**] days after the end of each calendar year, Licensee shall furnish Harvard with a written report on the progress of its, its Affiliate’s and Sublicensees’ efforts during the prior year to develop and commercialize Licensed Products, including without limitation research and development efforts and marketing efforts. The report shall also contain a discussion of intended efforts and sales projections for the then current year.

5.4. Failure. The parties agree that timely achievement of Development Milestones is subject to considerable uncertainty, given the novelty of the technology embodied in the Licensed Patent Rights, territorial or legal restrictions on the use of biotechnology products, the regulatory climate and approval process, and pricing or other government restrictions on certain pharmaceutical products. Accordingly if Licensee fails to achieve any Development Milestone, the parties agree to discuss and, if appropriate, revise said milestone upon Licensee’s written notice to Harvard and explanation for the reasons for such failure. If Licensee does not provide Harvard with a reasonable basis for its failure to meet a Development Milestone (and lack of finances shall not constitute reasonable basis), Harvard shall notify Licensee in writing of Licensee’s failure and shall allow Licensee [**] days to cure its failure; provided that Harvard agrees to consider in good faith a reasonable extension to such [**]-day period if such failure occurs despite Licensee’s (itself or through one or more Affiliates or Sublicensees) use of commercially reasonable efforts to meet such Development Milestone.

5.5. Remedy for Failure.

5.5.1. General Development Milestone. If a failure to meet a Development Milestone as described in Section 5.4 relates to the General Development Milestone, Licensee’s failure to cure such delay within such [**]-day period (as may be extended) set forth in Section 5.4 shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this Agreement forthwith.

5.5.2. Other Development Milestones. If a failure to meet a Development Milestone as described in Section 5.4 relates to a Development Milestone that is not the General Development Milestone (i.e., [**] Development Milestone, [**] Development Milestone, [**] Development Milestone, p53 Development Milestone or [**] Poly Peptide Milestone), Licensee’s failure to cure such delay within such [**]-day period set forth in Section 5.4 shall entitle Harvard (or in the case of a failure to achieve a [**] Development Milestone, DFCI) to terminate Licensee’s license with respect to the Licensed Patent Rights solely related to such Development Milestone (“Terminated Patent Rights”). For example, if the failure to meet a Development Milestone as described in Section 5.4.2 relates to a [**] Development Milestone, Harvard will be entitled to terminate the license granted under Section 4.1.2 with respect to the [**] Patent Rights. For clarity, the termination of the license with respect to any Terminated Patent Rights under this Section 5.5.2 will terminate any Sublicense granted with respect to such Terminated Patent Rights (and Licensors will not be required to grant any licenses with respect to such Terminated Patent Rights to any Sublicensee). For further clarity, Licensee’s rights and obligations under Sections 3 and 8 with respect to any Terminated Patent Rights shall terminate.

5.5.3. Background for Terminated Patent Rights. Notwithstanding the terms of Section 4.1.1, if any Licensed Patent Rights become Terminated Patent Rights, Harvard will be entitled to grant to third party licensees of such Terminated Patent Rights non-exclusive, worldwide, licenses (with the right to grant sublicenses) under the Harvard Patent Rights and [**] Poly Peptide Patent Rights in the Field solely for the purpose of and to the extent needed to develop, make, have made, use, market, offer for sale, sell and import products, the making, using or selling of which falls within the scope of a Valid Claim of such Terminated Patent Rights.

6.	Consideration for Grant of License

6.1. License Issuance Fee.

6.1.1. Original Patent Rights. The parties acknowledge that Licensee paid Harvard the license issuance fee and issued equity to Licensors as partial consideration for the grant of the licenses under the Original Patent Rights in accordance with the terms of the Original Agreement. The rights and obligations of the parties with respect to such equity are set forth in the Stock Purchase Agreements dated November 19, 2007, between Harvard and Licensee and the Stock Purchase Agreements dated November 19, 2007, between DFCI and Licensee.

6.1.2. Additional Patent Rights.

6.1.2.1. [**] Poly Peptide Patent Rights. In partial consideration for the license granted to Licensee pursuant to Section 4.1.1 above with respect to the [**] Poly Peptide Patent Rights, Licensee shall pay Harvard a license issuance fee of [**] US Dollars ($[**]). Such amount will be paid in three installments, as follows; (a) [**] US Dollars ($[**]) will be paid within [**] business days after the Effective Date; (b) fifteen thousand US Dollars ($[**]) will be paid within [**] business days after the [**] of the Effective Date; and (c) [**] US Dollars ($[**]) will be paid within [**] business days after the [**] of the Effective Date.

6.1.2.2. [**] Patent Rights. In partial consideration for the license granted to Licensee pursuant to Section 4.1.2 above with respect to the [**] Patent Rights, Licensee shall pay Harvard a license issuance fee of [**] US Dollars ($[**]). Such amount will be paid in three installments, as follows; (a) [**] US Dollars ($[**]) will be paid within [**] business days after the Effective Date; (b) [**] US Dollars ($[**]) will be paid within [**] business days after the [**] of the Effective Date; and (c) [**] US Dollars ($[**]) will be paid within [**] business days after the [**] of the Effective Date.

6.1.2.3. p53 Patent Rights. In partial consideration for the license granted to Licensee pursuant to Section 4.1.2 above with respect to the p53 Patent Rights, Licensee shall pay Harvard a license issuance fee of [**] US Dollars ($[**]). Such amount will be paid in three installments, as follows: (a) [**] US Dollars ($[**]) will be paid within [**] business days after the Effective Date; (b) [**] US Dollars ($[**]) will be paid within [**] business days after the [**] of the Effective Date; and (c) [**] US Dollars ($[**]) will be paid within [**] business days after the [**] of the Effective Date.

6.1.2.4. [**] Patent Rights. In partial consideration for the license granted to Licensee pursuant to Section 4.1.3 above with respect to the [**] Patent Rights, Licensee shall pay Harvard a license issuance fee of [**] US Dollars ($[**]). Such amount will be paid in three installments, as follows: (a) [**] US Dollars ($[**]) will be paid within [**] business days after the Effective Date; (b) [**] US Dollars ($[**]) will be paid within [**] business days after the [**] of the Effective Date; and (c) [**] US Dollars ($[**]) will be paid within [**] business days after the [**] of the Effective Date.

For clarity, Licensee shall be obligated to pay the full amount of each installment set forth in this Section 6.1.2 on the due date therefore regardless of whether, at the time the relevant installment is due, (i) this Agreement is still in effect or (ii) the relevant Licensed Patent Rights are still licensed under this Agreement (or have become Terminated Patent Rights).

6.2. [Intentionally omitted]

6.3. License Maintenance Fee.

6.3.1. Original Patent Rights. The parties acknowledge that Licensee paid Harvard the annual license maintenance fee amounts that were due on January 1, 2008 and January 1, 2009 with respect to the Original Patent Rights in accordance with the terms of the Original Agreement. In addition, Licensee shall pay Harvard annual license maintenance fees for the license with respect to the Original Patent Rights as follows:

6.3.1.1. On each of [**] business days after the Effective Date, January 1, 2011 and January 1, 2012, Licensee shall pay Harvard an annual license maintenance fee of [**] US Dollars ($[**]); and

6.3.1.2. On January 1, 2013 and on January 1 of each year thereafter until the expiration of the last to expire of the Original Patent Rights, Licensee shall pay Harvard an annual license maintenance fee of [**] US Dollars ($[**]).

Each payment made pursuant to this Section 6.3.1 shall be creditable against royalties due under Section 6.5 for sales made during the year following the due date of such payment of Licensed Products, the making, using or selling of which falls within the scope of a Valid Claim of the Original Patent Rights.

6.3.2. [**] Poly Peptide Patent Rights. Licensee shall pay Harvard annual license maintenance fees for the license with respect to the [**] Poly Peptide Patent Rights as follows:

6.3.2.1. On each of [**] business days after the Effective Date and January 1, 2011, Licensee shall pay Harvard an annual license maintenance fee of [**] US Dollars ($[**]);

6.3.2.2. On each of January 1, 2012, 2013 and 2014, Licensee shall pay Harvard an annual license maintenance fee of [**] US Dollars ($[**]); and

6.3.2.3. On January 1, 2015 and on January 1 of each year thereafter until the expiration of the last to expire of the [**] Poly Peptide Patent Rights or the earlier termination of the license with respect to the [**] Poly Peptide Patent Rights pursuant to Section 5.5.2, Licensee shall pay Harvard an annual license maintenance fee of [**] US Dollars ($[**]).

Each payment made pursuant to this Section 6.3.2 shall be creditable against royalties due under Section 6.5 for sales made during the year following the due date of such payment of Licensed Products, the making, using or selling of which falls within the scope of a Valid Claim of the [**] Poly Peptide Patent Rights.

6.3.3. [**] Patent Rights. Licensee shall pay Harvard annual license maintenance fees for the license with respect to the [**] Patent Rights as follows:

6.3.3.1. On each of [**] business days after the Effective Date and January 1, 2011, Licensee shall pay Harvard an annual license maintenance fee of [**] US Dollars ($[**]);

6.3.3.2. On each of January 1, 2012, 2013 and 2014, Licensee shall pay Harvard an annual license maintenance fee of [**] US Dollars ($[**]); and

6.3.3.3. On January 1, 2015 and on January 1 of each year thereafter until the expiration of the last to expire of the [**] Patent Rights or the earlier termination of the license with respect to the [**] Patent Rights pursuant to Section 5.5.2, Licensee shall pay Harvard an annual license maintenance fee of [**] US Dollars ($[**]).

Each payment made pursuant to this Section 6.3.3 shall be creditable against royalties due under Section 6.5 for sales made during the year following the due date of such payment of Licensed Products, the making, using or selling of which falls within the scope of a Valid Claim of the [**] Patent Rights.

6.3.4. p53 Patent Rights. Licensee shall pay Harvard annual license maintenance fees for the license with respect to the p53 Patent Rights as follows:

6.3.4.1. On each of [**] business days after the Effective Date and January 1, 2011, Licensee shall pay Harvard an annual license maintenance fee of [**] US Dollars ($[**]);

6.3.4.2. On each of January 1, 2012, 2013 and 2014, Licensee shall pay Harvard an annual license maintenance fee of [**] US Dollars ($[**]); and

6.3.4.3. On January 1, 2015 and on January 1 of each year thereafter until the expiration of the last to expire of the p53 Patent Rights or the earlier termination of the license with respect to the p53 Patent Rights pursuant to Section 5.5.2, Licensee shall pay Harvard an annual license maintenance fee of [**] US Dollars ($[**]).

Each payment made pursuant to this Section 6.3.4 shall be creditable against royalties due under Section 6.5 for sales made during the year following the due date of such payment of Licensed Products, the making, using or selling of which falls within the scope of a Valid Claim of the p53 Patent Rights.

6.3.5. [**] Patent Rights. Licensee shall pay Harvard annual license maintenance fees for the license with respect to the [**] Patent Rights as follows:

6.3.5.1. On each of [**] business days after the Effective Date and January 1, 2011, Licensee shall pay Harvard an annual license maintenance fee of [**] US Dollars ($[**]);

6.3.5.2. On each of January 1, 2012, 2013 and 2014, Licensee shall pay Harvard an annual license maintenance fee of [**] US Dollars ($[**]); and

6.3.5.3. On January 1, 2015 and on January 1 of each year thereafter until the expiration of the last to expire of the [**] Patent Rights or the earlier termination of the license with respect to the [**] Patent Rights pursuant to Section 5.5.2, Licensee shall pay Harvard an annual license maintenance fee of [**] US Dollars ($[**]).

Each payment made pursuant to this Section 6.3.5 shall be creditable against royalties due under Section 6.5 for sales made during the year following the due date of such payment of Licensed Products, the making, using or selling of which falls within the scope of a Valid Claim of the [**] Patent Rights.

6.4. Milestone Payments.

6.4.1. Therapeutic Products. In addition, Licensee shall pay Harvard the following milestone payments with respect to each Licensed Product being developed or commercialized for the prevention or treatment of [**] (a “Therapeutic Product”) to reach the relevant milestone, regardless of whether such milestone is achieved by Licensee or a Sublicensee:

6.4.1.1. $50,000 (fifty thousand US Dollars) upon Initiation of the first Phase I Clinical Trial with respect to such Therapeutic Product;

6.4.1.2. $[**] US Dollars) upon [**];

6.4.1.3. $[**] US Dollars) upon [**];

6.4.1.4. $[**] US Dollars) upon [**];

6.4.1.5. $[**] US Dollars) upon the achievement of cumulative worldwide sales of the first Therapeutic Product of $[**] US Dollars); and

6.4.1.6. $[**] US Dollars) upon the achievement of cumulative worldwide sales of the first Therapeutic Product of $[**] US Dollars).

Licensee shall notify Harvard in writing within [**] days following the achievement of each milestone described in this Section 6.4.1, and shall make the appropriate milestone payment within [**] days after the achievement of such milestone. Each milestone payment shall be payable only upon the initial achievement of such milestone with respect to a Therapeutic Product and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone with respect to such Therapeutic Product. For clarity, the milestones set forth in Section 6.4.1 are successive and, upon achievement of any milestone by a Therapeutic Product, all prior milestones for such Therapeutic Product shall be deemed achieved and, to the extent any payments were not made with respect thereto, the corresponding payments shall be due. For purposes of the milestone payments in this Section 6.4.1 all Licensed Products incorporating the same Covered Peptide shall be deemed to be the same Therapeutic Product.

If development of a Therapeutic Product is abandoned after one or more of the milestone payments set forth in Sections [**] have been made with respect to such Therapeutic Product (“Abandoned Therapeutic Product”), but before the [**] of such Abandoned Therapeutic Product, then such milestone payments shall be credited against any milestone payments that subsequently become due pursuant to Sections [**] for any other Therapeutic Product that is intended to prevent or treat the same indication, is directed to the same biological target(s) and has substantially the same mechanism of action as the Abandoned Licensed Product (a “Back-Up Product”), until such amounts have been fully credited. The above notwithstanding, if Licensee thereafter revives development efforts with respect to such Abandoned Therapeutic Product and such efforts lead to the attainment of the milestone described in Section [**], as applicable, that follows the last milestone for which payment was made prior to abandonment, Licensee shall be required to reimburse Harvard the full amount credited pursuant to this paragraph upon reaching such milestone. For purposes of illustration, [**].

6.4.2. Diagnostic Products. In addition, Licensee shall pay Harvard the following milestone payments with respect to each Licensed Product being commercialized for the diagnosis of [**] (a “Diagnostic Product”) to reach the relevant milestone, regardless of whether such milestone is achieved by Licensee or a Sublicensee:

6.4.2.1. $[**] US Dollars) upon the earlier of [**]; and

6.4.2.2. $[**] US Dollars) upon the achievement of cumulative worldwide sales of the first Diagnostic Product of $[**] US Dollars).

Licensee shall notify Harvard in writing within [**] days following the achievement of each milestone described in this Section 6.4.2, and shall make the appropriate milestone payment within [**] days after the achievement of such milestone. Each milestone payment shall be payable only upon the initial achievement of such milestone with respect to a Diagnostic Product and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone with respect to such Diagnostic Product.

6.5. Royalties on Net Sales.

6.5.1. Licensee shall pay Harvard royalties on Net Sales as follows:

(a)	An amount equal to [**]% of all Net Sales of [**] Products; and

(b)	An amount equal to [**]% of all Net Sales of [**] Products; and

(c)	An amount equal to [**]% of all Net Sales of Combination Products (with Net Sales as determined in Section 1.25) in which the Covered Peptide would be considered a [**] product if sold with no Independent Active Ingredient; and

(d)	An amount equal to [**]% of all Net Sales of Combination Products (with Net Sales as determined in Section 1.25) in which the Covered Peptide would be considered a [**] product if sold with no Independent Active Ingredient.

6.5.2. Notwithstanding the foregoing, in the event that Licensee or an Affiliate of Licensee is required to make royalty payments, at fair market terms after arms’ length negotiations, under a Third Party License as a result of the sale of a Licensed Product in a certain country, Licensee may offset an amount equal to [**]% of such third-party payments with respect to such sale of such Licensed Product against the royalty payments that are due to Licensors pursuant to Section 6.5.1 with respect to sales of such Licensed Product in such country; provided that in no event, shall the royalty payments to Licensors under Section 6.5.1 with respect to such Licensed Product be reduced by more than [**]% of the amount otherwise due with respect to such Licensed Product.

6.5.3. With respect to each Licensed Product, royalties will be payable on a country-by-country basis, so long as the making, using or selling of the Licensed Product falls within the scope of a Valid Claim in the country in which such Licensed Product is made, used or sold.

6.5.4. If the use, manufacture, sale or importation of any Licensed Product is covered by more than one Valid Claim of the Licensed Patent Rights, multiple royalties shall not be due. Accordingly, no more than one royalty shall be due with respect to any unit of Licensed Product. Further no royalty shall be due with respect to reasonable quantities of units of Licensed Product used solely for clinical trials, other internal research or development purposes or as samples or promotional goods.

6.6. Sublicense Receipts.

6.6.1. General. In addition, Licensee shall pay Harvard an amount equal to [**] percent ([**]%) of all Sublicense Receipts. Notwithstanding the foregoing, if a Sublicense is part of a transaction in which Licensee also conveys rights to technology or intellectual property other than the Licensed Patent Rights that is reasonably necessary for, or directed to, the discovery, development, manufacture, sale or importation of a Licensed Product, then Licensee will propose in good faith by written notice to Harvard a basis for allocation of the consideration received by Licensee and its Affiliates for such transaction between the Licensed Patent Rights and such other technology and intellectual property based on the relative value to be attributed to the Sublicense as part of the overall transaction. Such notice shall describe in reasonable detail the rationale for such allocation. If Harvard disputes the proposed allocation, then the provisions of Section 6.6.2 shall apply. The amount payable to Harvard under this Section 6.6 with respect to Sublicense Receipts received in connection with such transaction shall be determined by the following equation:

[**].

If Licensee receives Sublicense Receipts that are creditable against amounts payable by the relevant Sublicensee with respect to sales of Licensed Products, then any amount paid by Licensee to Harvard under this Section 6.6.1 on account of such Sublicense Receipts shall be creditable against any amounts payable by Licensee to Harvard under Section 6.5 with respect to such sales.

6.6.2. Disputes. In the event that Harvard disputes Licensee’s proposed allocation of Sublicense Receipts with respect to a particular transaction, Harvard shall notify Licensee within [**] days of receipt of the proposed allocation (the “Allocation Dispute Notice”), in which case senior executives of Licensee and Harvard shall promptly meet in an attempt to resolve such matter in good faith. If Licensee and Harvard are unable to so resolve such matter within [**] days of the Allocation Dispute Notice, then either Licensee or Harvard may by written notice to the other have such dispute referred for resolution by an independent expert with substantial experience in valuing biopharmaceutical transactions. The parties shall agree upon the appointment of such independent expert. Licensee shall bear the costs of such expert in making such resolution. Licensee and Harvard shall instruct the expert to provide a written allocation of the Sublicense Receipts for the particular transaction between the Licensed Patent Rights and the other relevant technology and intellectual property licensed or sublicensed in connection therewith in such transaction within [**] days of the date of appointment. Each of Licensee and Harvard shall promptly provide to the expert in confidence such information in its possession and control as the expert may reasonably request in connection with such resolution. The written allocation of the expert, absent clear error, shall be binding upon the parties.

7.	Reports; Payments; Records.

7.1. Reports and Payments.

7.1.1. Reports. Within [**] days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or Sublicense Receipts received, Licensee shall deliver to Licensors a report containing the following information:

(a) the number of units of Licensed Products sold by Licensee, its Affiliates and Sublicensees for the applicable Calendar Quarter, broken down by Licensed Products (i.e. [**] Products and [**] Products) and the Licensed Patent Rights covering such Licensed Products;

(b) the gross amount billed for Licensed Products sold by Licensee, its Affiliates and Sublicensees during the applicable Calendar Quarter, broken down by Licensed Products (i.e. [**] Products and [**] Products) and the Licensed Patent Rights covering such Licensed Products;

(c) a calculation of Net Sales for the applicable Calendar Quarter, broken down by type of Licensed Product (i.e. [**] Products and [**] Products) and the Licensed Patent Rights covering such Licensed Products, including an itemized listing of applicable deductions;

(d) the amount of Sublicense Receipts received for the applicable Calendar Quarter; and

(e) the total amount payable to Harvard in U.S. dollars on Net Sales and Sublicense Receipts for the applicable Calendar Quarter, together with the exchange rates used for conversion.

If no amounts are due to Harvard for any Calendar Quarter, the report shall so state.

7.1.2. Payment for Net Sales and Sublicense Receipts. Within [**] days of end of each Calendar Quarter, Licensee shall pay Harvard all amounts due with respect to Net Sales and Sublicense Receipts for the applicable Calendar Quarter.

7.2. Payment Currency. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal U.S. Internet edition at www.wsj.com) on the last working day of the applicable Calendar Quarter. Such payments shall be without deduction of exchange, collection, or other charges.

7.3. Records. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are sold under this Agreement, any amounts payable to Harvard in relation to such Licensed Products and all Sublicense Receipts received by Licensee and its Affiliates, which records shall contain sufficient information to permit Harvard to confirm the accuracy of any reports or notifications delivered to Licensors under Section 7.1. The relevant party shall retain such records relating to a given Calendar Quarter for at least [**] years after the conclusion of that Calendar Quarter, during which time Harvard shall have the right (except as provided below), at its expense, to cause an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying reports and payments delivered under this Agreement. Such accountant shall execute a confidentiality agreement reasonably acceptable to Licensee, and shall not disclose to Harvard any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within [**] days after the accountant delivers the results of the audit. In the event that any audit performed under this Section 7.3 reveals an underpayment in excess of [**] percent ([**]%) in any calendar year, the audited party shall bear the full cost of such audit. Harvard may exercise its rights under this Section 7.3 only [**] per audited party and only with reasonable prior notice to the audited party. Notwithstanding the foregoing, to the extent that Licensee does not have the right to grant Harvard the right to audit the records of any of its Sublicensees hereunder, Licensee shall obtain for itself such right and, at the request of Harvard, Licensee shall exercise such inspection right with respect to such Sublicensees, using an independent, certified public accountant acceptable to Harvard, and provide the results of such inspection for inspection by Harvard pursuant to this Section 7.3. In such event, Licensee shall bear the full cost of such audit regardless of whether an underpayment of any amount is revealed.

7.4. Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement shall bear interest at the lower of (a) [**] percent ([**]%) per month and (b) the maximum rate allowed by law. Interest shall accrue beginning on the first day following the due date for payment and shall be compounded quarterly. Payment of such interest by Licensee shall not limit, in any way, Harvard’s right to exercise any other remedies Harvard may have as a consequence of the lateness of any payment.

7.5. Payment Method. Each payment due to Harvard under this Agreement shall be paid by check or wire transfer of funds to Harvard’s account in accordance with written instructions provided by Harvard. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

7.6. Withholding Tax. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Section 7, Licensee shall make such withholding payments as may be required and shall subtract such withholding payments from the payments set forth in this Section 7. Licensee shall explain the justification for withholding and shall promptly submit appropriate proof of payment of the withholding taxes and any other information as may be necessary for tax credit purposes to Licensors.

7.7. Payment Responsibility to DFCI. Harvard shall be solely responsible for making payments due to DFCI, if any, in respect of the rights and licenses granted to Licensee hereunder with respect to the DFCI Patent Rights, [**] Patent Rights, [**] Patent Rights, p53 Patent Rights,

as well as the Joint Patent Rights and Licensors Patent Rights in which Dr. Walensky is an inventor. In no event shall Licensee have any obligation to DFCI for any amounts remitted hereunder to Harvard.

7.8. Confidentiality of Records. All materials and information disclosed to or reviewed by Harvard or DFCI, or the appointed agents of either pursuant to this Article 7 shall be considered Confidential Information in accordance with Section 12.6.

8.	Enforcement of Patent Rights.

8.1. Notice. In the event either Harvard or DFCI (on one hand) or Licensee (on the other) becomes aware of any possible or actual infringement of any Licensed Patent Rights relating to Licensed Products (collectively, an “Infringement”), that party shall promptly notify the other party (provided that Licensee shall notify Harvard) and provide it with details regarding such Infringement.

8.2. Suit by Licensee. Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Licensee commences an action with respect to any Infringement, Licensee shall consider in good faith the views of Harvard and potential effects on the public interest in making its decision whether to sue. Should Licensee elect to bring suit against an infringer, Licensee shall keep Harvard reasonably informed of the progress of the action and shall give Harvard a reasonable opportunity in advance to consult with Licensee and offer its views about major decision affecting the litigation. Licensee shall give careful consideration to those views, but shall have the right to control the action, provided, however, that if Licensee fails to defend in good faith the validity and/or enforceability of the Licensed Patent Rights in the action or, or if Licensee’s license to a Valid Claim in suit terminates, Harvard may elect to take control of the action pursuant to Section 8.3. Should Licensee elect to bring suit against an infringer and either or both Licensors are joined as party plaintiff in any such suit, such Licensor(s) shall have the right to withhold approval of counsel selected by Licensee only upon its reasonable determination that a conflict of interest exists with such counsel. If a joined Licensor withholds such approval due to a reasonable determination that a conflict of interest exists with the counsel selected by Licensee, then Licensee shall have the option to keep such counsel selected by Licensee and to provide separate counsel for such Licensor at Licensee’s expense. The expenses of such suit or suits that Licensee elects to bring, including any reasonable out-of-pocket expenses of Licensors incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensee and Licensee shall hold Licensors free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees, in each case incurred at the request of Licensee. Licensee shall not compromise or settle any such litigation that purports to limit the scope or validity of any Licensed Patents without the prior written consent of Harvard, which consent shall not be unreasonably withheld or delayed. In the event Licensee exercises its right to sue pursuant to this Section 8.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, reasonably incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Harvard shall receive an amount equal to [**]% of such funds and the remaining [**]% of such funds shall be retained by Licensee.

8.3. Suit by Harvard. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 8.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within the earlier of (a) [**] days after receipt of notice to Licensee by Harvard of the existence of an Infringement and (b) [**] days prior to the last date by which any Infringement action may be filed against the infringer, Harvard may elect to do so; provided that Harvard shall consider in good faith the grounds, if any, that Licensee may have had for not taking such action and any request by Licensee to delay or forego such action. Should Harvard elect to bring suit against an infringer and Licensee is joined as party plaintiff in any such suit, Licensee shall have the right to withhold approval of counsel selected by Harvard only upon its reasonable determination that a conflict of interest exists with such counsel. If Licensee withholds such approval due to a reasonable determination that a conflict of interest exists with the counsel selected by Harvard, then Harvard shall have the option to keep such counsel selected by Harvard and to provide separate counsel for Licensee at Harvard’s expense. The expenses of such suit or suits that Harvard elects to bring, including any expenses of Licensee incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Harvard and Harvard shall hold Licensee free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees, in each case incurred at the request of Harvard. Harvard shall not compromise or settle such litigation that purports to limit the scope or validity of any Licensed Patents without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed. In the event Harvard exercises its right to sue pursuant to this Section 8.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, reasonably incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensee shall receive an amount equal to [**]% of such funds and the remaining [**]% of such funds shall be retained by Harvard.

8.4. Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 8 by another party for Infringement.

8.5. Cooperation. Each party agrees to cooperate fully in any action under this Section 8 which is controlled by another party, provided that the controlling party reimburses the cooperating parties promptly for any costs and expenses incurred by the cooperating parties in connection with providing such assistance.

8.6. Standing. If a party lacks standing and another party has standing to bring any such suit, action or proceeding, then such other party shall do so at the request of and at the expense of the requesting party. If a party determines that it is necessary or desirable for another party to join any such suit, action or proceeding, the other party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

8.7. Declaratory Judgment. If a declaratory judgment action is brought as an independent action naming Licensee and/or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Licensed Patent Rights (except Joint Patent Rights), Licensee shall promptly notify Licensors in writing and Harvard and/or DFCI, as relevant based on ownership of the subject Licensed Patent Rights, may elect, upon written notice to Licensee within [**] days after Licensors receive notice of the commencement of such action, to take over the sole defense of the invalidity or unenforceability aspect of the action at its/their own expense. If neither Harvard nor DFCI elect to take over the action, Licensee (and/or any of its Affiliates or Sublicensees, as applicable) shall have the right to control such action in its entirety at its own expense, in which case it shall keep Harvard and/or DFCI, as relevant, reasonably informed of the progress of the action and shall give Harvard and/or DFCI, as relevant, a reasonable opportunity in advance to consult and offer its/their views about major decisions affecting such defense, which views Licensee (and/or any of its Affiliates or Sublicensees, as applicable) shall consider in good faith. Licensee may elect to retain sole responsibility for defense of the invalidity and/or unenforceability aspect of any action alleging invalidity or unenforceability with respect to Joint Patent Rights at its own expense. No party responsible for handling the defense of a declaratory judgment action as specified in this Section 8.7 shall compromise or settle such litigation in any manner that purports to limit the scope or validity of any Licensed Patent Rights without the prior written consent of the owner(s) of such Licensed Patent Rights, which consent shall not be unreasonably withheld or delayed.

8.8. Paragraph IV Certification. Harvard and DFCI each shall inform Licensee of any certification regarding any Licensed Patent Rights received by it pursuant to 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or successor provisions, or any similar provisions in a country other than the United States, and shall make reasonable efforts to provide Licensee with a copy of such certification within [**] business days of receipt. Licensors’ and Licensee’s rights with respect to the initiation and prosecution of any legal action in connection with such certification or any recovery obtained as a result of such legal action shall be as defined in Sections 8.2 though 8.4 above. Regardless of which party has the right to initiate and prosecute such action, the parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action. The initiating party shall keep the other parties fully informed and provide them with an opportunity to participate in decisions regarding the appropriate course of conduct for such action, as well as the right to join and participate in such action.

9.	Warranties; Limitation of Liability.

9.1. Compliance with Law. Licensee warrants that it will comply, and ensure that its Affiliates and Sublicensees comply, with, all local, state, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products. Without limiting the foregoing, Licensee represents and warrants that it shall, and shall ensure that its Affiliates and Sublicensees shall, comply with all United States export control laws and regulations with respect to Licensed Products.

9.2. No Warranty.

9.2.1. Harvard warrants and represents that, to the best of its knowledge, it owns all rights in the Harvard Patent Rights listed in Exhibit 1.15 necessary to grant the licenses set forth in this Agreement. Licensors warrant and represent that, to the best of their knowledge, they own all rights in the Licensor Patent Rights listed in Exhibit 1.24 necessary to grants the licenses set forth in this Agreement. Licensors make no warranties whatsoever as to the commercial or scientific value of the Licensed Patent Rights or the inventions disclosed therein. Licensors make no representation that the practice of the Licensed Patent Rights or the manufacture, use or sale of any Licensed Product, or any element thereof, will not infringe the patent or proprietary rights of any third party.

9.2.2. Except as otherwise expressly provided in this Agreement, no party makes any warranty with respect to any technology, patents, goods, services, rights or other subject matter of this Agreement and hereby disclaims warranties of merchantability, fitness for a particular purpose and noninfringement with respect to any and all of the foregoing.

9.3. Limitation of Liability.

9.3.1. Subject to Section 10, none of the parties will be liable to any other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (i) any indirect, incidental, consequential or punitive damages or lost profits or (ii) cost of procurement of substitute goods, technology or services.

9.3.2. Licensors’ aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter shall not exceed the amounts paid to Licensors under this Agreement.

10.	Indemnification.

10.1. Indemnity.

10.1.1. Licensee shall indemnify, defend and hold harmless Licensors and their current or former directors, governing board members, trustees, officers, faculties, medical and professional staffs, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any third party claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including, without limitation, reasonable attorney’s fees and other costs and expenses of litigation) (collectively, “Claims”), based upon, arising out of, or otherwise relating to the practice of any right or license under this Agreement by or on behalf of Licensee, any of its Affiliates, or any of its Sublicensees, including without limitation any cause of action relating to product liability concerning any product, process, or service made, used or sold pursuant to any right or license granted under this Agreement, except to the extent any such Claim is based on the gross negligence or willful misconduct of any Indemnitee.

HHMI and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”) will be indemnified, defended by counsel acceptable to HHMI, and held harmless by the Licensee from and against any Claim, based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee.

As a condition of indemnification under this Section 10, (a) the Indemnitees shall provide Licensee with prompt written notice of any claim, suit or action for which indemnification is sought (provided that the failure of Indemnitees so to notify Licensee will relieve Licensee from liability for indemnification only to the extent Licensee is prejudiced by such delay); (b) the Indemnitees shall provide Licensee with the exclusive right to control the defense and settlement of such Claims, and Licensee shall not be obligated to indemnify any Indemnitee in connection with any settlement for any Claim unless Licensee previously consents in writing to such settlement; and (c) the Indemnitees shall cooperate fully with Licensee in such defense, at Licensee’s expense, and will permit Licensee to conduct and control such defense and the disposition of any such claim, suit, or action for which Licensee acknowledges it is fully responsible; provided that Licensee shall not settle any such claim, suit or action by admitting fault or liability on the part of the Licensors, or that would limit the scope or validity of any of the Licensed Patent Rights, without the prior written consent of Licensors, which consent shall not be unreasonably denied or delayed.

Notice of any claim for which indemnification may be sought pursuant to this Agreement shall be given reasonably promptly by HHMI following actual receipt of written notice thereof by an officer or attorney of HHMI. Notwithstanding the foregoing, the delay or failure of any HHMI Indemnitee to give reasonably prompt notice to Licensee of any such claim shall not affect the rights of such HHMI Indemnitee unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects Licensee. Licensee agrees not to settle any Claim against an HHMI Indemnitee without HHMI’s written consent, where (a) such settlement would include any admission of liability on the part of any HHMI Indemnitee, (b) such settlement would impose any restriction on any HHMI Indemnitee’s conduct of any of its activities, or (c) such settlement would not include an unconditional release of all HHMI Indemnitees from all liability for claims that are the subject matter of the settled Claim.

10.1.2. Licensee shall, at its own expense, provide attorneys reasonably acceptable to Harvard to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. Licensee shall, at its own expense, provide attorneys reasonably acceptable to HHMI to defend against any actions brought or filed against any HHMI Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

10.2. Insurance.

10.2.1. Beginning at the time any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee, or by an Affiliate, Sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[**] per incident and $[**] annual aggregate and naming the Licensors and HHMI as additional insureds. During clinical trials of any Licensed Product, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or such lesser amount as Harvard shall require, naming the Licensors and HHMI as additional insureds. Such commercial general liability insurance shall provide; (a) product liability coverage and (b) broad form contractual liability coverage for Licensors’ and HHMI’s indemnification under this Agreement.

10.2.2. If Licensee elects to self-insure all or part of the limits described above in Section 10.2.1 (including deductibles or retentions which are in excess of $[**] annual aggregate) such self-insurance program must be acceptable to Harvard and the Risk Management Foundation of the Harvard Medical Institutions, Inc. in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under this Agreement.

10.2.3. Licensee shall provide Harvard with written evidence of such insurance upon request of Licensors. Licensee shall provide Licensors with written notice at least [**] days prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such [**] day period, Licensors shall have the right to terminate this Agreement effective at the end of such [**] day period without notice or any additional waiting periods.

10.2.4. Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Licensee, or an Affiliate, Sublicensee or agent of Licensee; and (b) a reasonable period after the period referred to in (a) above which in no event shall be less than [**] years.

11.	Term and Termination.

11.1. Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 11, shall continue in full force and effect on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the last-to-expire Valid Claim covering the making, using or selling of such Licensed Product in such country.

11.2. Termination.

11.2.1. Termination Without Cause. Licensee may terminate this Agreement upon thirty (30) days prior written notice to Licensors.

11.2.2. Termination for Default.

11.2.2.1. In the event that either Licensor commits a material breach of its obligations under this Agreement and fails to cure that breach within [**] days after receiving written notice thereof from Licensee, Licensee may terminate this Agreement immediately upon written notice to Licensors.

11.2.2.2. In the event that Licensee commits any material breach of its obligations under this Agreement (other than any breach specifically described in Sections 11.2.2.3 or 11.2.2.4 below, or any material breach of Section 5.1) and fails to cure that breach within [**] days after receiving written notice thereof, Licensors may terminate this Agreement immediately upon written notice to Licensee.

11.2.2.3. In the event Licensee fails to pay any amounts due and payable to Harvard hereunder, and fails to make such payments within [**] days after receiving written notice of such failure, Harvard may terminate this Agreement immediately upon written notice to Licensee; provided that, if a Bona Fide Dispute exists between the parties as to whether such amounts are due or owing, the [**] day period shall be tolled pending resolution of such dispute in accordance with the procedure set forth in clauses (i) through (iv) below. For the purposes of this Section 11.2.2.3, a “Bona Fide Dispute” shall be deemed to exist if Licensee believes in good faith that it is not required to pay the sums in dispute and has placed the sums in dispute or other sufficient collateral in escrow in a manner reasonably acceptable to Harvard until the dispute is resolved.

(i) In the event of a Bona Fide Dispute, upon written request by either party to the other party, the parties shall promptly negotiate in good faith to appoint a mutually acceptable, disinterested, conflict-free individual not affiliated with either party to resolve such dispute (an “Arbitrator”). If the parties are not able to agree within [**] business days after the receipt of the written request in the immediately preceding sentence, either party may request the appointment of an arbitrator on a expedited basis by the American Arbitration Association, sitting in Boston, with relevant commercial experience, from its panel of arbitrators. Arbitration shall be conducted in Boston, MA under the commercial Arbitration Rules of the American Arbitration Association. Subject to clause (iv) below, the fees and costs of the Arbitrator shall be shared equally (50%) by the parties.

(ii) Within [**] days after the designation of the Arbitrator, the parties shall each simultaneously submit to the Arbitrator and to each other a written statement of their respective positions on such disagreement. Each party shall have [**] days from receipt of the other party’s statement to submit a written response, which shall include any technical information in support of such response. The Arbitrator shall have the right to meet with the parties, either alone or together, as necessary to make a determination.

(iii) No later than [**] days after the designation of the Arbitrator, the Arbitrator shall render his/her decision, and s/he shall provide the parties with a written statement setting forth the basis of the decision.

(iv) In the event that the Arbitrator rules in favor of Harvard, Licensee shall reimburse Harvard in full for Harvard’s share of the fees and costs of the Arbitrator and for all of Harvard’s reasonable out-of-pocket expenses (including attorneys fees) incurred in connection with the arbitration proceedings. In addition, Licensee shall pay Harvard interest on the amount awarded, if any, in accordance with Section 7.4.

11.2.2.4. If Licensee defaults in its obligations under Section 10.2 to procure and maintain insurance or, if Licensee has in any event failed to comply with the notice requirements contained therein, then Licensors may terminate this Agreement if Licensee has not cured such default or failure within [**] days of written notice thereof from Licensors.

11.2.3. Diligence. Harvard shall have the right to terminate this Agreement in accordance with the provisions of Section 5.5.

11.2.4. Bankruptcy. Licensors may terminate this Agreement upon notice to Licensee if Licensee is adjudged insolvent or bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within ninety (90) days, or if Licensee becomes the subject of liquidation or dissolution proceedings or otherwise discontinues doing business generally.

11.3. Effect of Termination.

11.3.1. Termination of Rights. Upon termination of this Agreement by any party pursuant to any of the provisions of Section 11.2: (a) the rights and licenses granted to Licensee under Section 4 shall terminate and all rights in and to and under the Licensed Patent Rights shall revert to Harvard, DFCI or Licensors (as applicable); (b) Licensee, its Affiliates and Sublicensees shall not be entitled to make any further use whatsoever of or practice the Licensed Patent Rights nor shall Licensee, its Affiliates or Sublicensees develop, make, have made, use, offer to sell, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to Licensed Products; and (c) any existing agreements that contain a Sublicense shall terminate to the extent of such Sublicense; provided, however, that, for each Sublicensee that meets the requirements of Section 4.2.2.3(a), upon termination of the Sublicense agreement with such Sublicensee, each such Sublicensee shall have the right to obtain a direct license from Licensors as set forth in Section 4.2.2.3.

11.3.2. Accruing Obligations. Termination of this Agreement shall not relieve the parties of obligations occurring prior to such termination, including obligations to pay amounts accruing hereunder up to the date of termination.

11.4. Survival. The parties’ respective rights, obligations and duties under Sections 4.2.2.3, 6.1.2, 7.3, 7.8, 9, 10, 11, 12.3, 12.4, 12.6, 12.7, 12.11, 12.12, 12.14, 12.16 (for the period set forth therein) and 12.17, together with any accrued but unpaid payment obligations shall survive any expiration or termination of this Agreement. In addition, Licensee’s obligations under Section 6.6 (and its corresponding obligations under Section 7.1.1) with respect to Sublicenses granted prior to termination of the Agreement shall survive termination.

12.	Miscellaneous.

12.1. Preference for United States Industry. During the period of exclusivity of this license in the United States, Licensee shall, to the extent required by law, cause any Licensed Product produced for sale in the United States to be manufactured substantially in the United States. If Licensee notifies Licensors that Licensee desires to seek a waiver of the preference for United States industry from the applicable agency of the United States government, Licensors shall reasonably cooperate with Licensee, at Licensee’s expense, in seeking such waiver.

12.2. No Security Interest. Licensee shall not enter into any agreement under which Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Licensee herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 12.2 shall be null and void and of no legal effect.

12.3. Disclosure of Agreement. Neither party will make any public announcement regarding this Agreement without the prior written approval of the other party, provided that each party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of its legal counsel, to comply with applicable laws, or in confidence to its current or prospective partners, investors, accountants and agents.

12.4. Use of Name. Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, use the name or insignia of Harvard or DFCI or the name of any of Harvard’s or DFCI’s officers, faculty, other researchers or students, or any adaptation of such names, in any advertising, promotional or sales literature, including without limitation any press release or any document employed to obtain funds, without the prior written approval of Harvard or DFCI, as applicable. This restriction shall not apply to any information required by law to be disclosed to any governmental entity.

12.5. Supersedes Original Agreement; Entire Agreement. The parties acknowledge and agree that the Original Agreement is hereby terminated in its entirety as of the Effective Date. As of the Effective Date, this Agreement replaces and supersedes the Original Agreement in its entirety. Accordingly notwithstanding anything in the Original Agreement to the contrary none of the terms or conditions of the Original Agreement shall survive such termination. Notwithstanding the foregoing, any of Licensee’s obligations under the Original Agreement which accrued prior to the Effective Date will survive termination of the Original Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and, except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

12.6. Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 12.6:

If to Licensee:	Aileron Therapeutics, Inc. 840 Memorial Drive, 2nd Floor Cambridge, MA 02142 Attn: Chief Executive Officer

If to Harvard:	Office of Technology Development Harvard University Holyoke Center 727 1350 Massachusetts Avenue Cambridge, Massachusetts 02138 Attn.: Chief Technology Development Officer

If to DFCI:	Office of Research and Technology Ventures Dana-Farber Cancer Institute, Inc. 44 Binney Street, BP304E Boston, MA 02115 Attn: Vice President, Research and Technology Ventures

Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by facsimile, one business day after transmission or dispatch; (iii) by airmail, seven (7) business days after delivery to the postal authorities by the party serving notice. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

12.7. Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any dispute will be resolved by the state courts of the Commonwealth of Massachusetts or the federal courts of the District of Massachusetts, without restricting any right of appeal.

12.8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

12.8. Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

12.9. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

12.10. Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

12.11. No Agency or Partnership. Nothing contained in this Agreement shall give any party the right to bind another, or be deemed to constitute the parties as agents for each other or as partners with each other or any third party.

12.12. Assignment and Successors. This Agreement may not be assigned by Licensee without the consent of Harvard, which consent shall not be unreasonably withheld, except that Licensee may, without such consent, assign this Agreement and the rights, obligations and interests of such party to any of its Affiliates, to any purchaser of all or substantially all of its assets or business to which the subject matter of this Agreement relates, or to any successor entity resulting from any merger or consolidation of Licensee with or into such entity. Except pursuant to a written agreement wherein such assignee acknowledges the terms and conditions of this Agreement and agrees to be bound by the applicable terms hereof and with prior written notice to Licensee identifying the proposed assignee, neither Licensor shall assign any of its rights to the Licensed Patent Rights to any third party.

12.13. Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.14. Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

12.15. Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

12.16. Confidentiality. The following provisions are intended to protect any confidential or proprietary information disclosed by Licensee in writing to Harvard or DFCI pursuant to Section 4.2.3, 5.3 or 7 (collectively, “Confidential Information”).

12.16.1. Obligations. For a period of [**] years after disclosure of any portion of Confidential Information, the receiving party shall (i) maintain such Confidential Information in strict confidence, except that the receiving party may disclose or permit disclosure of any Confidential Information to those persons who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes of this Agreement: (ii) use such Confidential Information solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultants, auditors, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement with all such reproductions being considered Confidential Information.

12.16.2. Exceptions. The obligations of the receiving party under Section 12.16.1 above shall not apply to the extent that the receiving party can demonstrate that certain Confidential Information (i) was generally available to the public prior to the time of its disclosure under this Agreement; (ii) was generally available to the public after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omissions by the receiving party, (iii) was independently developed or discovered by the receiving party without use of the Confidential Information; (iv) is or was disclosed to the receiving party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the disclosing party and having no obligation or confidentiality with respect to such Confidential Information to disclosing party; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order provided that the disclosing party receives reasonable prior written notice of such disclosure.

12.17. Third Party Beneficiary Status.

12.17.1. HHMI is not a party to this Agreement and has no liability to any licensee, sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

12.17.2. Each Sublicensee is an intended third-party beneficiary of Section 4.2.2.3 with the right to enforce the same.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

President and Fellows of Harvard College		Dana Farber Cancer Institute

By:	/s/ Isaac T. Kohlberg	By:	/s/ Anthony A. del Campo
Name:	Isaac T. Kohlberg	Name:	Anthony A. del Campo, M.B.A.
Title:	Senior Associate Provost Chief Technology Development Officer Office of Technology Development Harvard University	Title:	Vice President Research and Technology Ventures Dana Farber Cancer Institute 4/5/2010

Aileron Therapeutics, Inc.

By:	/s/ Joseph A. Yanchik III
Name:	Joseph A. Yanchik III
Title:	CEO
Aileron Therapeutics, Inc.

EXHIBIT 1.2

[**] PATENT RIGHTS

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EXHIBIT 1.7

DEVELOPMENT MILESTONES

A.	General Development Milestone

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B.	[**] Development Milestone

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C.	[**] Development Milestones

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D.	[**] Development Milestones, [**] Development Milestones and p53 Development Milestones

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EXHIBIT 1.8

DEVELOPMENT PLAN

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**].

EXHIBIT 1.15

HARVARD PATENT RIGHTS

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EXHIBIT 1.24

LICENSORS PATENT RIGHTS

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EXHIBIT 1.26

[**] PATENT RIGHTS

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EXHIBIT 1.28

p53 PATENT RIGHTS

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EXHIBIT 1.34

[**] POLY PEPTIDE PATENT RIGHTS

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